UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2014

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4e(c))

EXPLANATORY NOTE

This Amendment No. 2 on Form 8-K/A to the Company’s Periodic Report on Form 8-K filed by Mobile Mini, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 10, 2014, as amended by Amendment No. 1 on Form 8-K/A filed with the SEC on February 20, 2014 (together, the “Original Filing”), is being filed to amend the pro forma financial information filed as Exhibit 99.3 to Amendment No. 1 on Form 8-K/A (the “Original Pro Forma Information”), which was filed in connection with the completion, on December 10, 2014, of the previously announced acquisition of Gulf Tanks Holdings, Inc. by the Company.

Approximately $9.8 million originally classified in the Original Pro Forma Information as acquisition expense has been classified in the amended pro forma financial information filed as Exhibit 99.1 herewith (the “Amended Pro Forma Information”), as part of the purchase price for the Gulf Tanks Holdings, Inc. acquisition. As a result, pro forma retained earnings was decreased by $9.8 million ($6.0 million net of tax) and the purchase price has been increased by $9.8 million.

Additionally, certain of the remaining pro forma transaction costs are not deductible for tax purposes. In the Original Pro Forma Information the statutory rate was applied to all transaction expenses. The Amended Pro Forma Information applies the statutory rate to only those expenses that are tax deductible, resulting in a reduction to retained earnings and an increase to our deferred income taxes (liability) of $0.7 million.

Captions on the pro forma balance sheet included in the Original Pro Forma Information that were directly affected are as follows:

Description	Goodwill	Deferred Income Taxes (liability)	Retained Earnings	Pro Forma Adjustment
Increase in purchase price	$6,555	$(3,229)	$—	4(g)
Decrease in transaction expenses	—	3,767	6,017	4(k)
Adjustment for non-deductibility of certain transaction expenses	—	668	(668)	4(k)

Total change to pro forma adjustments	$6,555	$1,206	$5,349

Subtotals and totals affected by this change to the Original Pro Forma Information were also amended accordingly, along with Notes 1 and 3 included therein. No changes were made to the pro forma condensed combined statements of operations for the nine months ended September 30, 2014 or the twelve months ended December 31, 2014 included in the Original Pro Forma Information.

Except as described above, no other amendments have been made to the Original Pro Forma Information. This Amendment No. 2 continues to speak as of the dates of the Original Filing, and the Company has not updated the disclosure contained therein to reflect events that have occurred since the dates of the Original Filing. Accordingly, this Amendment No. 2 should be read in conjunction with the Company’s other filings made with the SEC subsequent to the filing of the Original Filing, including any amendments to those filings.

Item 9.01.	Financial Statements and Exhibits

(b) Pro Forma Financial Information

The amended unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2014 and for the twelve months ended December 31, 2013, with the related notes thereto are filed as Exhibit 99.1 and are incorporated herein by reference.

(d) The following exhibits are filed with this Current Report on Form 8-K/A (Amendment No. 2):

Exhibit No.	Description

99.1	The amended unaudited pro forma condensed combined financial data reflecting the acquisition of Gulf Tanks Holdings, Inc. by Mobile Mini, Inc. as of September 30, 2014, and for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013, with the related notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: February 27, 2015	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel